SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 14, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about ClearBridge Investments, LLC (“ClearBridge”), an investment sub-adviser for a portion of the EQ/ClearBridge Select Equity Managed Volatility Portfolio (formerly the AXA/Mutual Large Cap Equity Managed Volatility Portfolio) (“Portfolio”), a series of EQ Advisors Trust (“Trust”).

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace unaffiliated investment sub-advisers (“Sub-Advisers”) for the Trust and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment.

At a regular meeting of the Board held on June 12-13, 2018 (“June 2018 Meeting”), the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, FMG LLC, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved FMG LLC’s proposal to (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Franklin Mutual Advisers, LLC (“Franklin Mutual”) with respect to the Portfolio (“Franklin Mutual Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and ClearBridge with respect to the Portfolio (“Original ClearBridge Agreement”), in connection with which ClearBridge would replace Franklin Mutual as the Sub-Adviser to the portion of the Portfolio that is actively managed (“Active Allocated Portion”). ClearBridge became the new Sub-Adviser to the Active Allocated Portion effective on or about October 1, 2018.

At a regular meeting of the Board held on July 16-18, 2019 (“July 2019 Meeting”), the Board, including the Independent Trustees, considered and unanimously approved a new Investment Sub-Advisory Agreement between FMG LLC and ClearBridge with respect to the Portfolio (“New ClearBridge Agreement”) and approved the mailing of this Information Statement to shareholders. The terms of the New ClearBridge Agreement are substantially identical to the terms of the Original ClearBridge Agreement, except as to the effective date. The

New ClearBridge Agreement went into effect on or about July 16, 2019.1 Under the New ClearBridge Agreement, ClearBridge continues to serve as the Sub-Adviser to the Active Allocated Portion and implement its “Select Strategy” in managing the Active Allocated Portion. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”). BlackRock Investment Management, LLC continues to serve as the Sub-Adviser to the Index Allocated Portion. You are receiving this Information Statement because a prior information statement regarding the appointment of ClearBridge as Sub-Adviser was inadvertently not mailed within 90 days of ClearBridge’s appointment. The cost of printing and mailing this Information Statement will be borne by FMG LLC.

Factors Considered by the Board

In reaching its decision to approve the New ClearBridge Agreement at its July 2019 Meeting, the Board considered the overall fairness of the New ClearBridge Agreement and whether the New ClearBridge Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New ClearBridge Agreement, including: (1) the nature, quality and extent of the overall services provided to the Portfolio by ClearBridge; (2) comparative performance information; (3) the level of the sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to ClearBridge and its affiliates (i.e., indirect benefits that they would not receive but for their relationship with the Portfolio). In considering the New ClearBridge Agreement, the Board did not identify any single factor or information as all-important or controlling, and each Trustee may have attributed different weight to each factor. In addition, with respect to each factor, in connection with its approval of the New ClearBridge Agreement at its July 2019 Meeting, the Board considered its conclusions in connection with its approval of the Original ClearBridge Agreement at its June 2018 Meeting.

In connection with its deliberations, the Board took into account information prepared by the Adviser and ClearBridge, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, ClearBridge’s services, as well as ClearBridge’s investment personnel, sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. The Board also considered that, in connection with the Board’s approval of the New ClearBridge Agreement, the Board had requested and ClearBridge had provided updates to the information it had provided in connection with the June 2018 Meeting. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New ClearBridge Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New ClearBridge Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New ClearBridge Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New ClearBridge Agreement. In approving the New ClearBridge Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the sub-advisory fee was fair and reasonable and that the approval of the New ClearBridge Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New ClearBridge Agreement.

The Board evaluated the nature, quality and extent of the overall services provided to the Portfolio and its investors by ClearBridge. In addition to the investment performance information discussed below, the Board

[1]

As noted in “Additional Information Regarding the Investment Sub-Advisory Agreement” below, new investment sub-advisory agreements between FMG LLC and ClearBridge with respect to the Portfolio went into effect subsequent to the Original ClearBridge Agreement and prior to the New ClearBridge Agreement. The terms of all of these agreements between FMG LLC and ClearBridge are not materially different from one another and, therefore, this Information Statement discusses primarily the Original ClearBridge Agreement and the New ClearBridge Agreement.

considered ClearBridge’s responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New ClearBridge Agreement, and ClearBridge’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that ClearBridge, subject to the oversight of the Adviser, is responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding ClearBridge’s process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of ClearBridge’s portfolio manager who provides services to the Portfolio. The Board also considered information regarding ClearBridge’s procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and ClearBridge’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding ClearBridge’s trading experience and how ClearBridge seeks to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof). The Board’s conclusion regarding the nature, quality and extent of the overall services provided by ClearBridge also was based, in part, on the Trustees’ experience and familiarity with ClearBridge’s serving as sub-adviser for other portfolios of the Trust and on periodic reports provided to the Trustees regarding the services provided by ClearBridge to those other portfolios. Furthermore, in connection with its approval of the New ClearBridge Agreement at its July 2019 Meeting, the Board recognized that, except as to the effective date, the New ClearBridge Agreement is substantially identical to the Original ClearBridge Agreement, including with respect to the sub-advisory fee payable and the services provided thereunder.

The Board also considered the Trust’s Chief Compliance Officer’s evaluation of ClearBridge’s compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving ClearBridge and reviewed information regarding ClearBridge’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also considered performance data relating to ClearBridge’s management of other funds and accounts with a similar investment strategy as the Portfolio (or the allocated portion thereof), as compared to an appropriate peer group and performance benchmarks. The Board also considered information regarding the performance of the ClearBridge Select composite relative to the performance of Franklin Mutual’s actively managed portion of the Portfolio over various time periods. The Board also received and reviewed information regarding the performance of ClearBridge’s Active Allocated Portion relative to the performance of an appropriate peer group and performance benchmarks, as well as the performance of the ClearBridge Select composite, for the first quarter of 2019. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered ClearBridge’s expertise, resources, investment strategy, and personnel for advising the Portfolio (or the allocated portion thereof).

Based on its review, the Board determined that the nature, quality and extent of the overall services provided by ClearBridge were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New ClearBridge Agreement.

The Board considered the sub-advisory fee for ClearBridge with respect to the Portfolio (or allocated portion thereof) in light of the nature, quality and extent of the overall services provided by ClearBridge. In this regard, the Board noted that the sub-advisory fee schedule under the New ClearBridge Agreement is the same sub-advisory fee schedule that was in effect under the Original ClearBridge Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to ClearBridge with respect to the Portfolio and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and ClearBridge. The Board also considered the sub-advisory fee in light of the fees that ClearBridge charges under other advisory agreements with other comparable clients. The Board noted that the management fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New ClearBridge Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay ClearBridge and that the sub-advisory fee was negotiated between ClearBridge and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with ClearBridge is reasonable in light of the nature, quality and extent of the investment sub-advisory services provided. Based on its review, the Board determined that the sub-advisory fee was fair and reasonable.

The Board also considered the estimated impact of the sub-advisory fee on the profitability of the Adviser. In this regard, the Adviser advised the Board that it did not regard Sub-Adviser profitability as meaningful to its evaluation of the New ClearBridge Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and ClearBridge based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this was reflected in the sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the sub-advisory fee rate schedule for the Portfolio includes a breakpoint that would reduce the sub-advisory fee rate as Portfolio assets under ClearBridge’s management increase above a certain level. In this regard, the Board acknowledged that the breakpoint in the sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to ClearBridge, including the following. The Board considered that ClearBridge, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also noted that ClearBridge currently serves as Sub-Adviser for other portfolios advised by the Adviser and receives sub-advisory fees with respect to those portfolios. In addition, the Board noted that ClearBridge may benefit from greater exposure in the marketplace with respect to ClearBridge’s investment process and from expanding its level of assets under management, and ClearBridge may derive benefits from its association with the Adviser and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to ClearBridge were fair and reasonable.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New ClearBridge Agreement are substantially identical to the terms of the Original ClearBridge Agreement, except as to the effective date.

Pursuant to the New ClearBridge Agreement, ClearBridge is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to ClearBridge from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New ClearBridge Agreement (1) will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually; (2) can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and ClearBridge, or by FMG LLC or ClearBridge on sixty days’ written notice to the Trust and the other party; and (3) terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to ClearBridge. The appointment of ClearBridge as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to FMG LLC.

The New ClearBridge Agreement generally provides that ClearBridge will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by ClearBridge with respect to the Portfolio, except that nothing in the New ClearBridge Agreement limits ClearBridge’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of ClearBridge in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by ClearBridge to FMG LLC or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee schedule under the New ClearBridge Agreement is the same sub-advisory fee schedule that was in effect under the Original ClearBridge Agreement and is stated below.

Information Regarding ClearBridge

The following provides additional information about ClearBridge.

ClearBridge is organized as a limited liability company in the State of Delaware and is a wholly-owned subsidiary of Legg Mason, Inc. As of June 30, 2019, ClearBridge’s total assets under management were approximately $146.4 billion, including $22.4 billion for which ClearBridge provides non-discretionary investment models to managed account sponsors.

Effective as of October 1, 2018, Aram E. Green became primarily responsible for the investment decisions for the Active Allocated Portion of the Portfolio. Mr. Green is a Managing Director and Portfolio Manager at ClearBridge and has been employed at ClearBridge since 2006.

ClearBridge’s principal office is located at 620 Eighth Avenue, New York, New York 10018. ClearBridge’s principal executive officers are:

Name	Title/Responsibilities
Terrence James Murphy	Chief Executive Officer, President, Director
Barbara Brooke Manning	Chief Compliance Officer, General Counsel
Harry David Cohen	Co-Chief Investment Officer
Cynthia Karen List	Chief Financial Officer, Director
Scott Keith Glasser	Co-Chief Investment Officer, Director

The address of each of these individuals is 620 Eighth Avenue, New York, New York 10018.

For its services to the Portfolio, ClearBridge receives from FMG LLC a sub-advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.42% of the ClearBridge allocated portion’s average daily net assets up to and including $100 million; and 0.40% of the ClearBridge allocated portion’s average daily net assets in excess of $100 million.

Information with respect to the advisory fee charged by ClearBridge to a comparable fund subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2018, the Portfolio paid Sanford C. Bernstein & Co., LLC, an affiliate of FMG LLC, brokerage commissions in the amount of $4,975, which represented 2.58% of the total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 30, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 30, 2019, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio as of June 30, 2019:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned

C.H.E.N., PR, INC. 401K PERSONAL AND CONFIDENTIAL ATTN CH 71 SUMMER ST FL 6 BOSTON, MA 02110-102	IA	74,108.506	18.25%

ORTHOPAEDIC SPORTS SPECIALISTS O PO BOX 28 THIBODAUX, LA 70302-002	IA	63,221.072	15.57%

27/2 NT TRUST CRT DTD 12/ KELLEY IN 10607 MARTHA ST OMAHA, NE 68124	IA	44,746.179	11.02%

GOUDEAU, INC. 401(K) P/S PLAN PERSONAL AND CONFIDENTIAL ATTN BEAU PO BOX 539 COTTONPORT, LA 71327-053	IA	23,683.019	5.83%

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 30, 2019, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	689,272	28,669,953	N/A

Additional Information Regarding the Investment Sub-Advisory Agreement

At its June 2018 Meeting, the Board considered and unanimously approved the Original ClearBridge Agreement with respect to the Portfolio. At a regular meeting of the Board held on July 10-12, 2018, the Board considered and unanimously approved a new investment sub-advisory agreement, whose terms are not materially different from the Original ClearBridge Agreement, between FMG LLC and ClearBridge with respect to the Portfolio in connection with the annual renewal of the investment advisory and investment sub-advisory agreements between FMG LLC and the Sub-Advisers with respect to the portfolios of the Trust.

As described in the Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2019, in 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). On May 14, 2018, AXA sold approximately 24.5% of the outstanding shares of AEH via an initial public offering on the New York Stock Exchange. It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in the automatic termination of the Original ClearBridge Agreement. To ensure that ClearBridge could continue to provide investment sub-advisory services to the Portfolio without interruption, at a meeting held on August 22, 2018, the Board considered and unanimously approved a new investment sub-advisory agreement, whose terms are not materially different from the Original ClearBridge Agreement, between FMG LLC and ClearBridge with respect to the Portfolio in connection with the Sell-Down Plan.

On November 20, 2018 and March 20, 2019, as part of the Sell-Down Plan, AXA announced the completion of secondary offerings of common stock of AEH and the sale by AXA to AEH of common stock of AEH. As a result of the secondary offerings and the share buybacks, AXA is no longer a majority shareholder of AEH. Upon the closing of the secondary offering and share buyback announced on March 20, 2019, which closed March 25, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and ClearBridge with respect to the Portfolio became effective.

A copy of the Trust’s June 30, 2019 Semi-Annual Report accompanies this Information Statement.

Appendix A

The chart below provides information regarding the advisory fee charged by ClearBridge to a comparable fund subject to the 1940 Act that it advises.

Name of Fund	Net Assets (as of June 30, 2019)	Advisory Fee Rate (as a % of average daily net assets)
ClearBridge Select Fund	$603.6M	66.50 bps (flat rate)